Exhibit 23


                     CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated February 19, 1999, with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-month period ended December 31, 1998, which report appears in the 1998 Annual Report on Form 10-K of The Goldfield Corporation.


/s/
KPMG LLP
Orlando, Florida
March 8, 1999